Exhibit 99

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VIA NET.WORKS investor contact:
Matt S. Nydell
 VIA NET.WORKS
Ph: 703-464-0300 Fax: 703-464-0608
e-mail: ir@vianetworks.com

VIA NET.WORKS announces sale of its operations in Argentina, Brazil and Austria and continued progress on its turnaround plan

RESTON, VA (June 10, 2002)—VIA NET.WORKS, Inc. (NASDAQ and EASE: VNWI) today announced the sale of its operations in Argentina, Brazil and Austria. All three dispositions were completed through stock deals; other terms were not disclosed. In Austria, VIA sold its operation to the existing management team led by Martin Zandonella. VIA's Brazilian subsidiary was also sold to its management team led by Antonio Tavares. The Argentine operation was sold to DATCO S.A., a technology infrastructure provider with operations in Argentina and Chile.

VIA's acting chief executive officer, Karl Maier stated: "These divestitures represent further progress in our turnaround plan that is focused on significantly reducing our cash burn and driving the company towards profitability. They also allow us to focus more intently on our core country operations. We are pleased with our turnaround progress to date and will continue to take actions that allow us to achieve our operational and financial objectives."

About VIA NET.WORKS, Inc.

VIA NET.WORKS, Inc. (Nasdaq and EASE: VNWI) is a single-source provider of managed Internet services for business. Serving businesses in Europe and North America, VIA is committed to improving each customer's business productivity and competitiveness. VIA local operations offer a comprehensive portfolio of flexible and reliable managed Internet services encompassing areas such as connectivity, hosting, security, messaging, and professional services. VIA is a facilities-based Internet services company, managing its own backbone network. This unique combination—the agility of a local, customer-focused company and the reliability of an international high-speed network—allows VIA to be highly responsive to specific customer needs and to deliver quality solutions. VIA is headquartered at 12100 Sunset Hills Road, Reston, Virginia, USA, 20190. More information about VIA can be obtained by visiting our website at <www.vianetworks.com>.

Statements in this press release regarding VIA's business that are not historical facts, including but not limited to statements regarding results of the company's turnaround plan and its ability to focus on core country operations, are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements. Among the factors that could cause or contribute to such differences include unanticipated issues arising after the closing of the sales of the operations and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including but not limited to the report on Form 10-Q for the period ended March 31, 2002.